Press Release
Contact:
Edward G. Sloane, Jr.
Chief Financial Officer
First Business Financial Services, Inc.
608-232-5970
esloane@firstbusiness.com

First Business Declares Quarterly Cash Dividend
MADISON, WI - April 27, 2018 - First Business Financial Services, Inc. (“First Business”) (Nasdaq: FBIZ) announced its board of directors has declared a quarterly cash dividend on its common stock of $0.14 per share which is equivalent to a dividend yield of 2.22% based on Thursday’s market close price of $25.19. The quarterly dividend is the same as the quarterly dividend declared in January 2018, and, based on our first quarter 2018 earnings per share, a dividend payout ratio of 33.3%. This regular cash dividend is payable on May 17, 2018 to shareholders of record at the close of business on May 7, 2018.

Corey Chambas, President and Chief Executive Officer, stated, "The payment of regular cash dividends remains a priority for First Business as we strive to provide a consistent return to our shareholders while maintaining sufficient capital to meet our strategic growth initiatives."

About First Business Financial Services, Inc.
First Business Financial Services is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2017 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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